Exhibit 35.2

Servicer Compliance Statement of Deere Credit Services, Inc.

I, Steven N. Owenson, Senior Vice President and Finance Director of Deere Credit Services, Inc., state:

A review of Deere Credit Services, Inc.’s activities for the period from September 17, 2024 (the date of issuance of the John Deere Owner Trust 2024-C transaction subject to the requirements of Regulation AB) through October 27, 2024 (the “Reporting Period”) and of Deere Credit Services, Inc.’s performance under the Sale and Servicing Agreement dated as of September 17, 2024 among John Deere Capital Corporation, John Deere Receivables LLC and John Deere Owner Trust 2024-C has been made under my supervision, and to the best of my knowledge based on such review, Deere Credit Services, Inc. has fulfilled all its obligations under all relevant agreements in all material respects throughout the Reporting Period.

Date: January 10, 2025	Deere Credit Services, Inc.

	By:	/s/ Steven N. Owenson
Steven N. Owenson
Senior Vice President and Finance Director